Exhibit 8(a)

                 Selling Agreement for Energy District 111 LLC




                               SELLING AGREEMENT

     This Selling Agreement ("Agreement"), is entered into as of October 15th, 1999, by and among Power Source, a Nevada corporation, and Power Energy Group a Nevada LLC, ("Promoter").

                                    Recitals

A. The Company is a Nevada corporation which desires to establish, fund and contract for the funding of one or more California limited liability companies ("LLC or LLC's") to be managed by Promoter. If successfully funded, each LLC will be managed by LLC, unless otherwice specified and will assume control of LLC management activities. Each LLC will acquire exclusive rights of income stream, relating to the sale of electricity by the Company in sertain territories within the State of California. Additionally, funding of each LLC will be intended to provide working capital for each LLC and to reimburse offering expenses related to LLC.

B. Promoter is a Nevada LLC to be retained by the Company to sell districts in the State of California and/or other states as permited by law. Units in each such LLC are referred to herein as the "Units".

     In consideration of the foregoing and following premises, promises, representations, warranties, covenants and conditions, and for other good and valuable consideration, the sufficiency, adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

Agreement

1.  Recitals.  The Recitals are a material part of this Agreement.

2. Engagement of Promoter. The Company hereby engages Promoter, and Promoter hereby accepts the engagement by the Company to market and sell the Units pursuant to the terms and conditions of and subject to the restrictions contained in this Agreement. Promoter shall handle all package requests and fulfill all such requests as it deems appropriate. Promoter shall coordinate all customer service activities between and among prospective and investing partners identified by or through Promoter.

3. Advertising and Support. Promoter may advertise the sale of Units within state or federal securities guideline. Promoter may offer or sell the Units by any form of general solicitation or general advertising, including, but not limited to the following: 1)any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or through the internet or online service providers; or
2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Company shall provide Promoter with training support and investor promotional materials, including, without limitation, brochures and support documents, etc. Promoter is responsible for lead generation, which may be supplemented by The Company (television and cable broadcast infomercials and network marketing programs).

3.1.  Offers and Sales of Units.  Promoter  represents and warrants that at
the time of selling  the Units to a  prospective  purchaser   Promoter will
possess a factual basis of evaluating a prospective offeree's financial circumstances and sophistication to determine whether an investment in the Units is appropriate for the prospective offeree in light of the merits and risks of the investment in the Units. To that end, Promoter shall review any and all subscription applications submitted to Promoter.

3.2. Representations. Promoter shall instruct any prospective investor that any and all representations with respect to the Units are contained in and limited to the representations made in the offering memorandum for the LLC in which the prospective investor is contemplating investing.

3.3. Compliance With Applicable Laws. Selling Agent shall instruct Selling Agent's ISO's to comply with any and all federal, state and local laws applicable to their business and its activities in connection with this Agreement.

3.4. Provision of Offering Materials. Any and all information provided to prospective investors in the Units by Promoter shall be limited to the offering memorandum, subscription agreements and LLC agreement for the LLC at issue and related materials provided to Promoter by the Comapny, in connection with the offering and sale of the Units.

3.5. Compliance Activities. Promoter acknowledges and agrees that the performance of certain compliance activities regarding investor participation in the LLC is a responsibility of Promoter hereunder. Promoter shall perform the following compliance activities ("Compliance Activities"), which shall include, without limitation, the following:

3.5.1.   Promoter  shall receive from the LLC or, if applicable,  its
escrow   agent,   a  copy  of  each   subscription   application   package  (the
"Application") submitted by any person or entity submitting such an application package for admission as a member in the LLC (such persons are referred to herein as "Prospective Member");

3.5.2. Promoter shall review each Application to determine whether the Prospective Partner submitting such application properly completed and executed such Application;

3.5.3 Promoter shall examine each Application to determine whether the Prospective Partner completing such Application meets the suitability and other qualifications set forth in such Application and the LLC Memorandum for admission to the LLC as a Member.

3.5.4 Promoter shall contact each Prospective Partner submitting an Application telephonically and obtain answers to all of the questions contained in Exhibit "A" to this Agreement (the "Compliance Script") in a recorded telephone conversation with each such Prospective Member;

3.5.5 Within ten (10) days of receipt of each Application by Promoter, shall communicate in writing to the Managing Partner of the LLC, whether each such Prospective Member is qualified to become a Member in the LLC. This communication shall be in the form of Exhibit "B" attached hereto and incorporated herein by this reference;

3.5.6 Promoter shall be telephonically available to the Company to answer questions during the Offering period; and

3.5.7 Promoter shall take such further actions as Promoter, The Company and the LLC deem reasonably necessary in connection with and in furtherance of this Agreement and Promoter's duties hereunder.

4. Use of Promoter's Materials. The parties agree that the Company exclusively will provide to Promoter all marketing, promotional and distribution materials to be used by Promoter in the marketing and sale of the Units. The Company will provide no other information or materials to Promoter. Notwithstanding anything to the contrary herein, Promoter shall arrange for the preparation of the offering memorandum and related materials for each LLC, such as the Exhibits to the offering memorandum (subscription agreements, tax opinions, LLC, etc.), and any promotional video, glossy pocket folder with promotional attachments and/or The Company approved sales script.

5. Leads and Customer Lists. The Company shall in no way control, the method of client and lead generation engaged in by Promoter except as provided for in 3 above. All members, Prospective members, customers, leads, customer lists and related name, address, contact, referral, phone numbers and related information, whether provided or generated by Selling Agent or Promoter, shall at all times remain the sole and exclusive confidential proprietary information and property of Selling Agent, and shall not be used in any way, directly or indirectly, by Promoter or its affiliates, principals, attorneys, agents, subsidiaries, parent entities or assigns for any purpose not authorized in advance, in writing by Promoter.

6. Communications With Company. The Company shall keep Promoter apprised in writing of all material information affecting the sale of the Units of any LLC by Promoter pursuant to the terms of this Agreement.

7. Receipt of Proceeds. All proceeds from the marketing and sale of Units by Promoter will be remitted directly by the subscribing member to the LLC or, if applicable, the LLC escrow agent, and not to the Promoter. Promoter shall not instruct any potential investor to remit any funds directly to Promoter, and any funds received by Promoter from any potential investor shall be forwarded via overnight courier for next day delivery to the LLC or the LLC escrow agent, and no funds (or portion thereof) so received by Promoter shall under any circumstances be retained by Promoter.

8. Compensation. As full and exclusive compensation for the services provided by Promoter hereunder, The Company will grant to Promoter an exclusive, freely transferable Five (5) year renewable option beginning on the effective date of this Agreement October 15,1999, which LLC's shall have the right to participation in all profits pertaining to Districts, based on 35% of the adjusted gross profits from the distribution and offering of PowerSource electricity services provided by the Company in the State of California and any other states that become available Promoter agrees with exclusive minimum goal of one district minimum per month as follows, no minimum for first sixty (60) days one distict sold each month thereafter. Units sales shall commence immediately upon completion of sales contract, memorandum, subscription agreements and brochures. The Option for each such Territory may be exercised by Promoter for the flat fee price of $240,000 to be paid by Promoter to PowerSource. In addition, the Initial Managing Member, Power Energy Group, LLC and PowerSource shall receive two (2) Founder's Units, five (5) Founder's Units and three (3) Founder's Units, respectively, for their efforts in connection with each District LLC. (Note: PowerSource's Founder's Units shall not participate in the District LLC's Distributable Cash). In the event of the exercise of one or more of these options, the Limited Liability Company entity exercising the option shall become a licensed local affiliate of PowerSource, with the exclusive right to participation in all profits, based on 35% of the adjusted gross profits from the distribution and offering of The Company's retail electric in their District for a period of twenty-five (25) years, with additional rights to extend such initial period for five (5) successive five (5) year terms.

Promoter shall not construe this Agreement as a license to sell Electricity. Any understanding regarding the marketing of electricity or electrical services by Promoter may be defined under separate agreement.


Additional   Compensation  In  Warrants.

PowerSource hereby grants Selling Agent39,000 warrants (the "Warrant Grant"), each warrant granting the option to Promoter, or its assigns, to purchase 1
(one) share of the Common Stock of Power Source at $2.50 per share. The options have an expiration date of 180 calendar days from the date of complete District purchase. Each Territory described in Exhibit "C" that is not funded by or through Promoter on or before October, 2004 (the Funding Date), the number of warrants granted to Promoter by PowerSource in the Warrant Grant shall be reduced by 1,000. For example, in the event that Promoter funded only twenty
(20) of the thirty-nine (39) Districts by the Funding Date then the total number of warrants granted pursuant to the Warrant Grant would be from 39,000 to 20,000, 39,000 maximum Warrant Grant less (19 unfunded Territories x 1,000 warrants per unfounded Territory.)

9. Term. The term of this Agreement shall begin on the earlier of October 15th, 1999, or the date that the last party to execute this Agreement so executes and continue until October, 2004, unless sooner terminated pursuant to the terms of this Agreement. Upon the expiration of the Term, the Agreement shall only be extended by the written Agreement of both parties. The terms and conditions of this Agreement relating to non-circumvention, proprietary and confidential information, any options granted hereunder and any representations and/or warranties of the Company shall survive termination of this Agreement.


10. Early Termination. Either party may terminate this Agreement, with or without cause, by giving the other party (60) days written notice of its intention to so terminate. Upon early termination pursuant to this section, or any other section, the Company will return any and all materials provided to it by Selling Agent within five (5) days of the effective date of termination. Company shall not retain any copies of any materials provided by Promoter relating to the Units. In the event of termination of this Agreement, Promoter will, as of the effective date of such termination, cease all activities relating to the marketing and sale of Units.

11. Independent Contractor. Neither party shall be deemed to be an employee of the other party, each party being an independent contractor free to pursue and control the methods by which it achieves any result in any matter controlled by this Agreement, subject to the terms and conditions of this Agreement. Promoter shall bear full responsibility for the manner in which it conducts its marketing and sales activities.

12. Taxes and Expenses. Selling Agent is responsible for paying any and all taxes, federal, state, local and otherwise, received by Selling Agent pursuant to the terms of this Agreement. Selling Agent shall be solely responsible for any and all expenses incurred in connection with the marketing and sale of the Units, except for the costs of the promotional and marketing packages which Promoter shall provide to Selling Agent at Promoter's expense. The Company agrees to provide such promotional and marketing packages to Promoter at no cost to Promoter. Material provided at no cost should not exceed $5,000 of expense for such material per District funded by Promoter.

13. Representations and Warranties. The parties hereto hereby undertake, represent and warrant the following with respect to themselves, which shall survive the termination of this Agreement:

13.1. No Conflicting Obligations. No party has entered into any oral or written agreement which would impair any of the rights granted and obligations incurred under this Agreement, or limit the effectiveness of this Agreement. The execution and delivery of this Agreement will not result in a breach of, or default under, any other agreement, law or regulation to which any of the respective parties is subject;

13.2. No Threatened, Pending or Conflicting Claims or Actions. The parties are not aware of any threatened, pending or conflicting claims or actions which may limit or impair their respective abilities to enter into this Agreement or adversely affect any of the rights granted or obligations incurred hereunder;

13.3. No Violation or Infringement. The full exercise of the rights granted to the respective parties and the obligations incurred by the respective parties hereunder will not violate or infringe upon any rights of any third party;

13.4. Good Faith. The parties will act in good faith in connection with this Agreement.

13.5 Authorization and Agreement of Sales. The Company agrees for the protection of all parties involved that there will be no Independent Sales Offices (ISO's) selling Districts for PowerSource, Inc., without authorization and agreement of both The Company and Promoter, other than Power Capital Funding Group, Inc. and its ISO's disclosed in Exhibit "D".

13.6. Pro Rata Payout of Funds Raised. As funds are cleared in the escrow account for each LLC, the agent for each such LLC shall pay out on Friday of each week such funds as have cleared through the preceding Tuesday of each week. The total amount payable to Power Source pro rata as funds are raised shall be equal to $240,000 assuming full funding of each LLC. All funds shall be paid out to PowerSource, Promoter and other persons and/or entities in accordance with written escrow instructions drafted by or at the direction of Promoter, on pro rata basis.

14.  Promoter's Representations and Warranties.

14.1. No Bar To Contract. The Company is not subject to any agreement which would restrict its ability to enter into this Agreement with Power Caital Funding Group, Inc.;

14.2. No Claims or Actions. The Company is not aware of any claims or actions which limit or impair the rights granted or obligations incurred by it hereunder;

14.3. Limitation on Actions. Promoter's remedies for any actual or alleged breach of this Agreement by Promoter shall be limited to money damages, and the total amount of money damages to which Promoter shall be entitled in the event of breach of this Agreement by Promoter shall in no event exceed the amount of option fees paid to Promoter pursuant to the terms of this Agreement. Further, Promoter shall not proceed and is absolutely barred from seeking any recovery of any type from any person or entity other than Selling Agent, and neither Promoter, its affiliates, agents, employees, independent contractors, attorneys or clients may seek recovery from any person or entity other than Selling Agent.

14.4. Non-Circumvention. Company shall not disrupt, damage, impair, or interfere with the business of Promoter by way of interfering with or raiding Selling Agent's employees, or disrupt Promoter relationships with its customers, potential customers, agents, vendors, representatives, or otherwise. Company further agrees that Company will not, directly or indirectly, for Company or on behalf of, or in conjunction with any other person, firm, partnership, or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to solicit the business or patronage of any of Promoter customers, patrons, suppliers, including but not limited to those with whom Company Company became acquainted as a result of Promoter relationship with Promoter, such as parties seeking to raise money for other projects which they may have in the future. The parties agree that Promoter actual damages in the event of any such circumvention of Promoter by Company in breach of this covenant would be extremely difficult to determine, and therefore the parties agree that a reasonable estimate of such damages is an amount equal to fifty percent (50%) of the gross offering price of any and all projects which Company undertakes to sell or otherwise participate in any way with any person or entity introduced to Company by Promoter who is any way associated with, whether directly or indirectly, Promoter or any project which Promoter is selling or otherwise involved. Company has disclosed all existing relationships, if any, which it has at the time of execution of this Agreement with any persons or entities who would not be subject to terms of this paragraph on a separate Exhibit to this Agreement, which, if applicable, is attached hereto and incorporated herein by this reference.

14.5. Non-Disclosure.

14.5.1. Confidential Information Defined. For purposes of this Agreement, Confidential Information shall mean: proprietary ideas, techniques, products, formulas, discoveries, formats, processes, improvements and enhancements which relate to the development and acquisition of capital, capital funding and capital acquisition resources, Selling Agent's business plans, agreements, research, programs, teaching techniques, trade secrets, research and development and test results, specifications, data, know-how, formats, strategies, forecasts, unpublished financial data, information, budgets, projections and customer and supplier identities and characteristics, customer lists, customer leads or potential customers or those persons or entities for whom the Parties performs services for, marketing strategies, trade secrets, copyrightable works of authorship, trademarks and service marks and like information. Confidential Information shall be defined broadly and shall also include the following: 1) any information that has commercial value or other utility in the business of the Parties or their Customers or that the Parties or their Customers are likely to engage in, and 2) any information which if disclosed, would be detrimental to the Parties or their Customers, whether or not such information is identified as Confidential Information.



14.5.2. Handling Of Confidential Information. Promoter acknowledges that the Confidential Information is essential to the goodwill of the business of Selling Agent. Promoter shall hold and maintain the Confidential Information in strictest confidence and in trust for the sole and exclusive benefit of Selling Agent. Promoter shall not use for its own benefit, publish or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of Selling Agent, any of the Confidential Information. Promoter shall carefully restrict access to the Confidential Information to those of its officers, directors, and employees who clearly need such access in order to participate on behalf of Promoter in discharging the duties of Promoter hereunder. Promoter will advise each of the persons to whom it provides access to any of the Confidential Information that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of Selling Agent, any of the Confidential Information. Promoter shall take all necessary action to protect the confidentiality of the Confidential Information, except for its disclosure as stated in this paragraph.

14.6. Authority. The person or persons executing this Agreement on behalf of Promoter are duly authorized by any necessary action of Promoter to execute this Agreement on Promoter's behalf and such person or persons possess(es) the authority to so execute.

14.7 Provision of Managing Partner for LLC. Promoter shall be responsible for the designation and establishment of the initial manager for each LLC until such time as the LLC has been established and funded. The initial managers' duties shall include but not be limited to receiving all correspondence from Unit purchasers, immediately depositing all funds received from investors to LLC account, preparing receipt for deposit and funds distribution report to accountants, preparing records to be turned over to PowerSource at completion of each LLC's funding, same day notification and full disclosure of receipt of purchaser information and subscription agreement, notifying purchasers of all company news releases and arranging for required tax reporting with accountants.

14.8 Contract between The Company Entities. PowerSource is to arrange for the provision of the energy, electricity, expertise and services necessary to permit each LLC to accomplish the marketing, distribution and resale of electricity to the retail market place, to hold, invest, utilize, develop, sell and otherwise properly manage each LLC and any distributions to each LLC and distributions to each LLC's investors. Additionally through contract between PowerSource and between those entities and third parties, The Company has the resources and will provide to each LLC in sufficient quantities to reasonably satisfy demand in each LLC Territory wholesale energy, advertising, promotion, retail sales generation, support and service, monthly billing systems for retail customers, operating reports, net earnings reports and mechanisms for distribution of earnings to each LLC and each such LLC's investors on a calendar quarterly basis, with the first such distribution for each LLC to occur on the date that is six months after the date of commencement of operations for each such LLC.

14.9 Exclusivity of Agreement. This Agreement grants exclusive rights to fund LLC units for the subject matter of this Agreement to Promoter for each and every territory described in Exhibit "C", subject to Promoter's meeting the minimum performance standards described herein.

14.10 Liquidity Option. The Company shall establish and provide to the investors in each LLC a mechanism for exchanging LLC interest for an interest in PowerSource within twelve months of the full funding of each LLC.

15. Devotion of Resources to Project. The Company shall devote the resources, time, skill and effort necessary or helpful to fulfill its obligations, commitments and duties set forth in this Agreement. The Company understands and agrees that Promoter may promote, market and sell investments, opportunities and ventures other than the Units so long as such activities do not materially interfere with Selling Agent's obligations, commitments and duties under this Agreement.

16. Assignment. Provider may not transfer or otherwise encumber this Agreement or the rights hereunder, without prior agreement of PowerSource. The Company may only assign its rights, interest or duties in this Agreement provided the assignee/transferee is qualified, licensed and fully capable, including financially capable of carrying on the operations, duties distributions and responsibilities of The Company to the LLC's and their mutual customers and suppliers. 17. Representation of Understanding. All parties to this Agreement acknowledge and agree that the terms of this Agreement are contractual and not mere recital, and all parties represent and warrant that they have carefully read this Agreement, have fully reviewed its provisions with their attorneys, know and understand its contents and sign the name as their own free acts and deeds. PowerSource, nor any of their officers, directors, parent corporations or subsidiaries (collectively PowerSource) have participated in the preparation of the Offering Memorandum or the offering of the Units themselves. PowerSource's involvement is limited to that of providing certain consulting and energy/electric service provider related services as independent contractors. PowerSource has not been involved with any decisions relating to the Offering Memorandum or the offering and sale of the Units and has not and will not have any authority to make any such decisions. PowerSource makes no representation or warranty concerning the adequacy of any aspect of the disclosure contained in the Offering Memorandum or any other aspect of the offering of Units. Investors in the LLC are not making an investment in PowerSource and are not third party beneficiaries of any agreement between the LLC or any other person or entity and PowerSource.


17. Representation of Understanding. All parties to this Agreement acknowledge and agree that the terms of this Agreement are contractual and not mere recital, and all parties represent and warrant that they have carefully read this Agreement, have fully reviewed its provisions with their attorneys, know and understand its contents and sign the same as their own free acts and deeds.


18. Entire Agreement. This Agreement and its attachments and references attached hereto and discussed herein reflect the final expression of the parties' agreement and contains a complete and exclusive statement of the terms of that Agreement, which terms supersede all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein. No part of this Agreement may be amended or modified in any way unless such amendment or modification is expressed in a writing signed by all parties to this Agreement.

19. Governing Law. The parties to this Agreement agree that all questions respecting the negotiation, execution, construction, interpretation or enforcement of this Agreement, or the rights, obligations and liabilities of the parties hereto, shall be determined in accordance with the applicable provisions of the laws of the State of California, as amended from time to time.

20. Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the party being noticed at its last known address.

21. Non-waiver. The failure of any party to insist upon the prompt and punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

22. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, partnership, or corporation, other than the parties, their successors and assigns, any benefits, rights, or remedies under or by reason of this Agreement, except to the extent of any contrary provision herein contained.

23. Attorneys Fees. Should it be necessary to institute any action to enforce the terms of this Agreement, the parties hereby agree that the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees. Attorneys' fees and costs include but are not limited to costs for expert witness and any appeals. This paragraph shall remain independent from any judgment entered to enforce its terms, shall not merge therewith, and shall entitle the prevailing party to attorneys' fees and costs incurred in connection with post judgment collection and enforcement efforts.


24. Severability. If any provision of this Agreement is held by a court to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall be unaffected by such holding.

25. Construction. This Agreement was drafted jointly by the parties and their attorneys, and its provisions shall not be construed against either party.

26. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When all of the parties and signatories have executed any copy hereof, such execution shall constitute the execution of this Agreement.


27. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties execute this Agreement.

PROMOTER
Power Energy Group, LLC
By: /ss/ John M. Olivia
         --------------------
         John M. Olivia

The Company
POWER SOURCE, CORP..
a Nevada Corporation

By: /ss/ Illya  Bond
         --------------------
         Illya  Bond (Director)

Date: October 15, 1999